Exhibit 99.1

1245 "Q" Street
Lincoln, NE 68508
Phone: 402-475-2525
Fax: 402-475-9061

Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION
ACQUIRES ASSETS OF THE GOVERNANCE INSTITUTE

LINCOLN, Nebraska (May 30, 2006) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement and improvement, today announced the purchase of substantially all of the assets of The Governance Institute (TGI), a portfolio company of Housatonic Partners. TGI provides the essential knowledge and solutions necessary for Board members, executive management and physician leaders of hospitals and health systems to achieve excellence across a wide array of strategic issues that confront hospitals and their Boards.

        Serving as financial advisors in connection with the transaction were Coady Diemar Partners for NRC and The Jordan, Edmiston Group for TGI.

        TGI’s best practice research, proprietary benchmarking information, world class conferences and group of leading experts have won the company a trusted seat at the senior leadership table of over 450 member hospitals and health systems across the country.

        Commenting on the acquisition, Michael D. Hays, chief executive officer of National Research Corporation, said, “TGI’s attractive subscription-based business model, high renewal rates and low capital requirements, combined with its highly recognized and trusted brand built over the past 20 years, has all the aspects one looks for in great companies with great talent.”

        Jim Rice, PhD, vice chairman of The Governance Institute, said “NRC’s depth in performance measurement and improvement content, blended with its expertise, will allow TGI to add material value to our member organizations on the very topics of the highest priority. This combination will not only enhance services for our current members, it will also provide expansion of TGI member services to NRC clients and, of course, opens up Board and executive leadership access to NRC products and services.”

        Pat Beans, chief financial officer of National Research Corporation, added, “Given TGI’s historical track record for profitability, we expect this acquisition to be accretive to NRC’s 2006 earnings. As a result, we can focus our energies on growing the business and adding client value for both TGI members and NRC clients.”

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NRC Acquires Assets of The Governance Institute

May 30, 2006

        Founded in 1986, The Governance Institute will remain a San Diego-based organization with substantially all of its current associates joining the NRC family. NRC’s chief operations officer, Jona Raasch, has today been named President of TGI and will immediately assume the day-to-day leadership.

        Selected highlights of The Governance Institute transaction include:

December 31, 2005, Year-End Performance
Membership Count	436
Membership Retention	88%
Conference Attendance	1,386
Revenues	$6.2 million
Purchase Consideration
Cash at Closing	$19.8 million
Assumed Liabilities	$2.5 million

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement and improvement services to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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